Exhibit 10.13
AMENDMENT NUMBER 1 TO THE AMENDED AND RESTATED OUTSOURCING AGREEMENT DATED MARCH 31, 2023
This First Amendment to the Amended and Restated Outsourcing Agreement (“Amendment”) is entered into effective 01 January, 2024 (the “First Amendment Effective Date”) by and among Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services, Inc., and Aspen Bermuda Limited (“Customer”), and Genpact (UK) Limited (“Supplier”); each of Customer and Supplier are a “Party” and collectively, the “Parties”.
WHEREAS Customer and Supplier entered into the Amended and Restated Outsourcing Agreement dated as of 31 March, 2023 (including all exhibits, the “Agreement”);
WHEREAS, in connection with the Agreement, Customer and Supplier agreed to this Amendment and to make the changes noted below;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledges, the Parties hereby agree as follows:
1.DEFINITIONS
Capitalized terms used but not defined in this Amendment shall have the meaning given them elsewhere in the Agreement.
2.EFFECTIVE DATE OF THE AMENDMENT
The amendments specified herein shall be effective from the First Amendment Effective Date and shall read as part and parcel of the Agreement.
3.AMENDMENT
1.1The following Schedules are deleted in its entirety and replaced as follows:
Annexure A Schedule 3 Service Levels
Annexure B Schedule 12 Governance and Service Management
Annexure C Schedule 18 Key Personnel
1.2Amended and Restated Outsourcing Agreement is hereby modified to delete the existing Clause 8.2 (Procedures Manual) and replace as mentioned below:
“8.2 Procedures Manual: The Service Provider shall develop, and subsequently maintain, a policy and procedures manual (the “Procedures Manual”) for the existing Scope of Services and shall submit the initial Procedures Manual to Customer by 28 February 2024 and shall provide updates annually thereafter. Customer shall review and either (i) provide its approval; or

(ii) request reasonable amendments to the Procedures Manual within the next thirty (30) days such that the Procedures Manual stands approved by quarter 1 of every year, failing which it shall be considered deemed approved. For any new services transitioned to Service Provider in future, the Service Provider shall develop any required updates to the Procedures Manual in respect of those new services and submit to Customer for approval. The Procedures Manual shall include, at a minimum:
8.2.1    how the Services are to be performed and delivered;
8.2.2    the Equipment and Software to be used;
8.2.3    the relevant Documentation including operations manuals and user guides;
8.2.4    the quality assurance procedures approved by the Customer;
8.2.5    the supervision, monitoring, staffing, reporting, planning and oversight activities to be undertaken by the Service Provider;
8.2.6    the Service Provider’s problem management escalation procedures;
8.2.7    other pertinent Service Provider standards and procedures; and
8.2.8    the Standards and Policies.”
1.3Schedule 10 Charging & Invoicing is hereby modified to include the following new clauses to the existing paragraph 7 (FTE Run Services Charges) as mentioned below:
“7.14 Laptop Charges: An additional USD six hundred ($600) per FTE per year is an estimated cost for laptop maintenance and in the spirit of partnership, the parties have agreed to equally share the cost over the Term. To clarify, Customer shall pay $300 per FTE per year as laptop charges for the entire duration of the Agreement, no indexation applies on the laptop charges and the charges are fixed for the duration of the Agreement. The components of this charge include laptop and its peripherals, Core load: 2021 IBEXR Microsoft Windows 10- based image, uninterrupted power supply, Genpact VPN and inbound traffic services and at home broadband subscription of the FTEs,
7.15    Dual Monitor Charges: An additional USD $62,674 one-time cost for dual monitors over the Term. To clarify, Customer shall pay for 442 dual monitor charges for the entire duration of the Agreement, no indexation applies on the dual monitor charges and the charges are fixed for the duration of the Agreement. The components of this charge include 160 monitors at Office and 282 with WFH users.
7.16    Productivity Waiver 2023- 2024: Customer agrees to waive off the productivity benefit for the Year 1 (i.e., from 31 March, 2023, through 30 March, 2024, for $155,693). However, in case, there are any projects that drives FTE benefit in Year 1, Parties will agree on the mutual productivity driven and the benefit to be mutually shared, outside of the committed contractual productivity benefit mentioned earlier.

7.17    New Grades & charges: As of 01 September 2023, it is agreed between the parties to add the below 2 grades for Underwriting and F&A Services:
UW - 5A to be billed at $45,473.05 per FTE per annum.
F&A - 6A to be billed at $ 62,102.78 per FTE per annum.
for the Term of the Agreement and these rates are subject to indexation (COLA).
7.18    In the event that technology items (such as laptops or monitors) are funded by the Customer, for use by Service Provider Personnel, it is the responsibility of the Service Provider operationally manage those assets on behalf of the Customer (at no additional cost). This would include keeping installed software updated, managing warranty faults, deployment / retrieval of devices (e.g. for Service Provider Personnel new to or leaving the Customer account), and return / disposal (as instructed by the Customer). For the avoidance of doubt, the Service Provider shall not be entitled to request additional equipment except in the event that the Parties have agreed an uplift in Baseline Volumes and such purchases have been formally approved in advance by the Customer.
7.19    The Parties note for the record and agree that this Charges Schedule establishes an agreed view on the various roles, and associated banding (rate) required for those roles (appropriate for the services being delivered by the Service Provider). From time to time the Parties may agree that a specific named resource be retained by the Service Provider at a banding above that actually required for that role. The specific details of any such agreement between the Parties will be agreed through a CORF, thereby allowing the Service Provider to invoice for that named resource at the agreed banding. For the avoidance of doubt, the Parties agree that any such agreement will cease on either expiry of the CORF or when the named resource moves out of that role on the Customer account, after which any replacement resource in that role would be charged at the contracted band.
1.4Notwithstanding anything contrary to the Agreement, Schedule 8 Transitions and Transformation is hereby modified to include the following new paragraph to the existing paragraph 3.3 Committed Transformation Plan as mentioned below:
a.Productivity commitment: The Customer has waived the requirement for Committed productivity savings until 31 March 2025. The Customer does however expect the Service Provider to continue to drive productivity savings during this period, which will be managed through the ongoing Transformation Governance.
Annual Committed productivity savings of 5% are required in each contract year as from 1 April 2025.
Such productivity benefit shall be applied on the billable FTE exit numbers as of 31 March 2025.

Therefore for clarity, starting 01 April 2025 for the upcoming 12 months, Parties will collaborate to drive initiatives to deliver the 5% productivity, keeping 31 March 2025 FTE as the baseline and to deliver the benefits by 31 March 2026 and year on year thereafter.
It is further agreed that all productivity savings should be applied to the respective service towers where the productivity benefit has been actually achieved.
b.Governance: A robust governance to manage, monitor and evaluate the projects pipeline and the monthly Planning, Programme and Transformation Meeting as described further in Schedule 12 (Governance and Service Management) shall be utilised to discuss the agreed set of priorities, business case and quantifiable outcomes.
c.Customer Dependency: It is recognized that Service Provider has a high reliance on its Customer partners to drive project closures and any delay to the same will affect Service Provider’s ability to achieve the targeted efficiencies. Both Parties will use the Planning, Programme and Transformation Meetings as a forum to discuss the potential implications of the delay and will work together to mitigate the same to the best extent possible.
d.Resource alignment: Both Parties will align subject matter experts as required and Service Provider to assign transformation resource on a need basis, depending on the level of engagement and transformation activity being undertaken. A detailed Transformation plan shall be submitted during the Planning, Programme and Transformation Meetings setting the expectations from the resources and their time commitment.
e.Change Control: Any changes to be governed by the Change Control Procedure of the Agreement.
4.OTHER TERMS
The Parties agree that this Amendment may be executed in one or more counterparts (including by exchange of scanned PDF of this Amendment as signed by each party), each of which will be deemed to be original and all of which will together constitute one single Agreement between the Parties.
Except to the extent otherwise expressly set forth in this Amendment, this Amendment is governed by the terms and condition of the Agreement. Any defined terms not otherwise defined herein shall have the meaning set forth in the Agreement. This Amendment may be modified or amended only by a writing signed by both Parties. The Parties hereto acknowledge having read this Amendment and agree to be bound by its terms.
IN WITNESS WHEROF, the parties have each caused this First Amendment to the Agreement to be signed and delivered by its duly authorized representatives, executed as of the Execution Date.

Genpact (UK) Limited By: /s/ Lester D’Souza Name: Lester D’Souza Title: Director Date: December 20, 2023
Aspen Insurance UK Services Limited By: /s/ Rob Houghton Name: Rob Houghton Title: Group COO Date: December 20, 2023

Enclosures:
Annexure A Schedule 3 Service Levels
Annexure B Schedule 12 Governance and Service Management
Annexure C Schedule 18 Key Personnel